Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER 2019

-  Net revenue growth of 24%, excluding political sales -

MIAMI, FLORIDA, March 30, 2020 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (OTCQB: SBSAA) today reported financial results for the quarter- and year- ended December 31, 2019.

Financial Highlights

Financial Highlights Excluding Political*

(in thousands)	Quarter Ended December 31,		%	Year Ended December 31,		%
	2019	2018	Change	2019	2018	Change
Net revenue:
Radio	$40,821	$35,614	15%	$140,385	$126,399	11%
Television	5,297	4,031	31%	16,280	15,970	2%
Consolidated	$46,118	$39,645	16%	$156,665	$142,369	10%
Adjusted OIBDA*:
Radio	$21,178	$18,172	17%	$59,751	$55,713	7%
Television	2,132	1,568	36%	3,241	4,868	(33%)
Corporate	(3,210)	(2,360)	(36%)	(11,711)	(10,496)	(12%)
Consolidated	$20,100	$17,380	16%	$51,281	$50,085	2%
Adjusted OIBDA Margins*:
Radio	52%	51%		43%	44%
Television	40%	39%		20%	30%
Consolidated	44%	44%		33%	35%

(in thousands)	Quarter Ended December 31,		%	Year Ended December 31,		%
	2019	2018	Change	2019	2018	Change
Net revenue excluding political*:
Radio	$40,741	$33,667	21%	$139,994	$123,140	14%
Television	5,057	3,249	56%	16,004	14,394	11%
Consolidated	$45,798	$36,916	24%	$155,998	$137,534	13%
Adjusted OIBDA excluding political*:
Radio	$21,104	$16,381	29%	$59,391	$52,715	13%
Television	1,911	849	125%	2,987	3,418	(13%)
Corporate	(3,210)	(2,360)	(36%)	(11,711)	(10,496)	(12%)
Consolidated	$19,805	$14,870	33%	$50,667	$45,637	11%

* Please refer to the Non-GAAP Financial Measures section for a definition of Adjusted OIBDA and a reconciliation from net revenue excluding political, Adjusted OIBDA and Adjusted OIBDA excluding political to the most directly comparable GAAP financial measure.

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Discussion and Results

“As our release demonstrates, we delivered outstanding Q4 results which, in turn, contributed to our best annual financial showing in over 15 years,” commented Raúl Alarcón, Chairman and CEO. “All business units including radio, television, experiential and interactive exhibited sustained increases with our core radio operation ranked among the leaders in the industry in ratings, revenue, SOI and margin growth.”

“In addition, fiscal 2020 started off exceptionally well and, as a result, we’re confident of a strong rebound later in the year as our industry, our nation and the world eventually recover from the effects of the COVID-19 pandemic. For now, we are adapting operationally, financially and strategically at all levels and in all markets during this interim period so as to protect our personnel while continuing to inform, entertain and serve audiences and advertisers in anticipation of a surging demand for ad inventory and rescheduled live events as the year progresses.”

“In the meantime, we’re adopting an old motto that has served American businesses extremely well since the beginning of the 19th century:  ‘We’re Open for Business.’ ”

Quarter Ended Results

For the quarter-ended December 31, 2019, consolidated net revenue totaled $46.1 million compared to $39.6 million for the same prior year period, resulting in an increase of 16%.  Our radio segment net revenue increased 15% due to increases in local, special events, network, and digital which were partially offset by a decrease in national sales.  Our television segment net revenue increased 31%, due to the increase in local sales which were partially offset by decreases in national sales. Consolidated net revenue excluding political, a non-GAAP measure, totaled $45.8 million compared to $36.9 million for the same prior year period, resulting in an increase of 24%.

Consolidated Adjusted OIBDA, a non-GAAP measure, totaled $20.1 million compared to $17.4 million for the same prior year period, representing an increase of $2.7 million or 16%. Our radio segment Adjusted OIBDA increased 17%, primarily due to the increase in net revenue of approximately $5.2 million partially offset by an increase in operating expenses of $2.2 million.  Radio station operating expenses increased mainly due to increases in special events expenses, professional fees, compensation, and music license fees expenses, which were partially offset by a decrease advertising expenses.  Our television segment Adjusted OIBDA increased approximately $0.6 million, due to increase in net revenue of approximately $1.3 million partially offset an increase in operating expenses of approximately $0.7 million. Television station operating expenses increased primarily due to increases in production costs, barter expense and taxes and license fees.  Our corporate expenses, excluding non-cash stock-based compensation, increased $0.9 million or 36%, mostly due to increases in compensation, insurance and professional fees. Consolidated Adjusted OIBDA excluding political, a non-GAAP measure, totaled $19.8 million compared to $14.9 million for the same prior year period, representing an increase of 33%.

Operating income totaled $17.3 million compared to $14.3 million for the same prior year period, representing an increase of approximately $3.0 million or 21%.  This increase in operating income was primarily due to the increase in net revenue partially offset by the increase in operating expenses.

Year Ended Results

For the year-ended December 31, 2019, consolidated net revenue totaled $156.7 million compared to $142.4 million for the same prior year period, resulting in an increase of 10%.  Our radio segment net revenue increased $14.0 million or 11% due to increases in local, network, and digital sales which were offset by a decrease in national sales. Our special events revenue increased primarily in our Los Angeles, New York and San Francisco markets.  Our television segment net revenue increased $0.3 million or 2%, due to increases in local sales offset by a decrease in special event and subscriber based revenue. Consolidated net revenue excluding political, a non-GAAP measure, totaled $156.0 million compared to $137.5 million for the same prior year period, resulting in an increase of 13%.

Consolidated Adjusted OIBDA, a non-GAAP measure, totaled $51.3 million compared to $50.1 million for the same prior year period, resulting in an increase of $1.2 million or 2%.  Our radio segment Adjusted OIBDA increased 7%, primarily due to the increase in net revenue of $14.0 million which was partially offset by the increase in operating expense of approximately $9.9 million.  Radio station operating expenses increased mainly due to the absence of a prior year positive impact of legal settlements in addition to increases in special events, compensation and benefits, barter, commissions and music license fees, which were partially offset by

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decreases in professional fees, affiliate station compensation and an increase in production tax credits.  Our television segment Adjusted OIBDA decreased $1.6 million or 33%, due to the increase in operating expenses of $1.9 million and partially offset by an increase in net revenue of $0.3 million.  Television station operating expenses increased primarily due to increases in production costs, barter, and commission expenses which were partially offset by a decrease in special events expenses and an increase in production tax credits.  Our corporate expenses, excluding non-cash stock-based compensation, increased approximately 12% primarily due to increases in compensation and insurance expenses partially offset by a decrease in professional fees. Consolidated Adjusted OIBDA excluding political, a non-GAAP measure, totaled $50.7 million compared to $45.6 million for the same prior year period, representing an increase of 11%.

Operating income totaled $38.6 million compared to $51.6 million for the same prior year period, representing a decrease of $13.0 million or 25%.  This decrease in operating income was primarily due to the prior year recognition of gain on sale of assets and the current year increases in operating expenses, executive severance expenses and recapitalization costs partially offset by an increase in net revenue and not recognizing an impairment charge in the current period.

Our Continued Recapitalization and Restructuring Efforts

We have not repaid our outstanding Notes since they became due on April 17, 2017, and we continue to evaluate all options available to refinance the Notes.  While we assess how to best achieve a successful refinancing of the Notes, we have continued to pay interest on the Notes, payments that a group of investors purporting to own our Series B preferred stock have challenged through the institution of litigation in the Delaware Court of Chancery as described below.  The complaint filed by these investors revealed a purported foreign ownership of our Series B preferred stock, which we are actively addressing, including before the Federal Communications Commission (the “FCC”) in order to protect our broadcast licenses.  Our refinancing efforts have been made more difficult and complex by the Series B preferred stock litigation and foreign ownership issue. On December 16, 2019, we announced in a press release that we had received a letter from a bank stating that it was highly confident of its ability to arrange secured debt financing for up to $300 million that, in combination with a possible additional first lien asset-based financing, would be used to repay our outstanding Notes and to make cash purchases of our Series B preferred stock. We cannot assure you that the bank will be successful in raising that financing, that we will be able to raise the additional contemplated first lien asset-based financing or that we will be able to reach agreement that will be acceptable to us. We provide more information about each of these items in our Annual Report on Form 10-K for the year ended December 31, 2019.

We have worked and continue to work with our advisors regarding a consensual recapitalization or restructuring of our balance sheet, including through the issuance of new debt or equity to raise the necessary funds to repay the Notes.  The Series B preferred stock litigation and the foreign ownership issue have complicated our efforts at a successful refinancing of the Notes.  The resolution of the recapitalization or restructuring of our balance sheet, the litigation with the purported holders of our Series B preferred stock and the foreign ownership issue are subject to several factors currently beyond our control.  Our efforts to effect a consensual refinancing of the Notes, the Series B preferred stock litigation and the foreign ownership issue will likely continue to have a material adverse effect on us if they are not successfully resolved.  On December 16, 2019, we announced in a press release that we had received a letter from a bank stating that it was highly confident of its ability to arrange secured debt financing for up to $300 million that, in combination with a possible additional first lien asset-based financing, would be used to repay our outstanding Notes and to make cash purchases of our Series B preferred stock. We cannot assure you that the bank will be successful in raising that financing, that we will be able to raise the additional contemplated first lien asset-based financing or that we will be able to reach agreement that will be acceptable to us. We face various risks regarding these matters which are summarized in our Annual Report on Form 10-K for the year ended December 31, 2019.

Fourth Quarter 2019 Conference Call

We will host a conference call to discuss our fourth quarter 2019 financial results on Wednesday, April 1, 2020 at 11:00 a.m. Eastern Time.  To access the teleconference, please call 412-317-5441 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, April 14, 2020 which can be accessed by dialing 877-344-7529 (U.S) or 412-317-0088 (Int’l), passcode: 10141305

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at http://www.spanishbroadcasting.com/webcasts-presentations. A seven day archived replay of the webcast will also be available at that link.

About Spanish Broadcasting System, Inc.

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Spanish Broadcasting System, Inc. (SBS) owns and operates radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Urbano format genres. SBS also operates AIRE Radio Networks, a national radio platform of over 275 affiliated stations reaching 95% of the U.S. Hispanic audience.  SBS also owns MegaTV, a network television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico, produces a nationwide roster of live concerts and events, and owns a stable of digital properties, including La Musica, a mobile app providing Latino-focused audio and video streaming content and HitzMaker, a new-talent destination for aspiring artists. For more information, visit us online at www.spanishbroadcasting.com.

Forward Looking Statements

This press release, and oral statements made in connection with it, contains certain forward-looking statements.  These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations.  “Forward-looking” statements, as such term is defined by the Securities Exchange Commission in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, our recapitalization plan and restructuring efforts, the impact of widespread health developments, such as the novel coronavirus, and the governmental, commercial, consumer and other responses thereto, growth and acquisition strategies, investments and future operational plans.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, those identified in our reports filed with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2019.  All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

(Financial Tables Follow)

Contacts:
Analysts and Investors	Analysts, Investors or Media
José I. Molina	Brad Edwards
Chief Financial Officer	The Plunkett Group
(305) 441-6901	(212) 739-6740

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Below are the Unaudited Condensed Consolidated Statements of Operations for the quarter- and year-ended December 31, 2019 and 2018.

	Quarter Ended December 31,		Year Ended December 31,
Amounts in thousands, except per share amounts	2019	2018	2019	2018

Net revenue	$46,118	$39,645	$156,665	$142,369
Station operating expenses	22,808	19,905	93,673	81,788
Corporate expenses	3,211	2,365	11,721	10,540
Depreciation and amortization	931	895	3,602	3,801
Loss (gain) on the disposal of assets, net	273	171	365	(12,550)
Recapitalization costs	1,556	1,986	6,845	6,713
Executive severance expenses	—	—	1,844	—
Impairment charges	—	—	—	483
Other operating income	—	—	(16)	—
Operating income	17,339	14,323	38,631	51,594
Interest expense	(7,811)	(7,849)	(31,245)	(31,862)
Dividends on Series B preferred stock classified as interest expense	(2,433)	(2,433)	(9,734)	(9,734)
Interest income	5	22	20	22
Income (loss) before income tax expense (benefit)	7,100	4,063	(2,328)	10,020
Income tax expense (benefit)	1,982	(9,130)	(1,400)	(6,471)
Net income (loss)	$5,118	$13,193	$(928)	$16,491

Net income (loss) per common share:
Basic and diluted net income (loss) per common share:
Class A common stock	$0.70	$1.80	$(0.13)	$2.25
Class B common stock	$0.70	$1.80	$(0.13)	$2.25
Basic weighted average common shares outstanding:
Class A common stock	4,242	4,242	4,242	4,224
Class B common stock	2,340	2,340	2,340	2,340
Diluted weighted average common shares outstanding:
Class A common stock	4,242	4,242	4,242	4,224
Class B common stock	2,340	2,340	2,340	2,340

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Non-GAAP Financial Measures

Net revenue excluding political and Adjusted OIBDA excluding political are not measures of revenue, performance or liquidity determined in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. Political sales and their effect are subject to political cycles and timing of campaigns; both have been excluded to allow for comparability between the periods.

Adjusted Operating Income (Loss) before Depreciation and Amortization, Gain (loss) on the Disposal of Assets, Recapitalization Costs, Executive Severance Expenses, Impairment Charges and Other Operating Income excluding non-cash stock-based compensation (“Adjusted OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States.  However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions.  This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations.  However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP.  Adjusted OIBDA does not present station operating income as defined by our Indenture governing the Notes.  In addition, because Adjusted OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are unaudited tables, in thousands, that reconcile Adjusted net revenue excluding political to net revenues for each segment and consolidated net revenue, and both Adjusted OIBDA excluding political and Adjusted OIBDA to operating income (loss) for each segment and consolidated operating income (loss), which are the most directly comparable GAAP financial measures.

	For the Quarter Ended December 31, 2019
	Consolidated	Radio	Television
Net revenue excluding political	$45,798	40,741	5,057
Addback: Political net revenue	320	80	240
Net revenue	$46,118	40,821	5,297

	For the Quarter Ended December 31, 2018
	Consolidated	Radio	Television
Net revenue excluding political	$36,916	33,667	3,249
Addback: Political net revenue	2,729	1,947	782
Net revenue	$39,645	35,614	4,031

	For the Year Ended December 31, 2019
	Consolidated	Radio	Television
Net revenue excluding political	$155,998	139,994	16,004
Addback: Political net revenue	667	391	276
Net revenue	$156,665	140,385	16,280

	For the Year Ended December 31, 2018
	Consolidated	Radio	Television
Net revenue excluding political	$137,534	123,140	14,394
Addback: Political net revenue	4,835	3,259	1,576
Net revenue	$142,369	126,399	15,970

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	For the Quarter Ended December 31, 2019
	Consolidated	Radio	Television	Corporate
Adjusted OIBDA excluding political	$19,805	21,104	1,911	(3,210)
Addback: Political sales effect	295	74	221	—
Adjusted OIBDA	$20,100	21,178	2,132	(3,210)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	1	—	—	1
Depreciation and amortization	931	449	427	55
Loss (gain) on the disposal of assets, net	273	(16)	289	—
Recapitalization costs	1,556	—	—	1,556
Other operating income	—	—	—	—
Operating Income (Loss)	$17,339	20,745	1,416	(4,822)

	For the Quarter Ended December 31, 2018
	Consolidated	Radio	Television	Corporate
Adjusted OIBDA excluding political	$14,870	16,381	849	(2,360)
Addback: Political sales effect	2,510	1,791	719	—
Adjusted OIBDA	$17,380	18,172	1,568	(2,360)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	5	—	—	5
Depreciation and amortization	895	403	434	58
Loss (gain) on the disposal of assets, net	171	168	3	—
Recapitalization costs	1,986	—	—	1,986
Other operating income	—	—	—	—
Operating Income (Loss)	$14,323	17,601	1,131	(4,409)

	For the Year Ended December 31, 2019
	Consolidated	Radio	Television	Corporate
Adjusted OIBDA excluding political	$50,667	59,391	2,987	(11,711)
Addback: Political sales effect	614	360	254	—
Adjusted OIBDA	$51,281	59,751	3,241	(11,711)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	10	—	—	10
Depreciation and amortization	3,602	1,623	1,768	211
Loss (gain) on the disposal of assets, net	365	(62)	427	—
Recapitalization costs	6,845	—	—	6,845
Executive severance expenses	1,844	—	—	1,844
Other operating income	(16)	(16)	—	—
Operating Income (Loss)	$38,631	58,206	1,046	(20,621)

	For the Year Ended December 31, 2018
	Consolidated	Radio	Television	Corporate
Adjusted OIBDA excluding political	$45,637	52,715	3,418	(10,496)
Addback: Political sales effect	4,448	2,998	1,450	—
Adjusted OIBDA	$50,085	55,713	4,868	(10,496)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	44	—	—	44
Depreciation and amortization	3,801	1,659	1,907	235
Loss (gain) on the disposal of assets, net	(12,550)	(3)	(6)	(12,541)
Recapitalization costs	6,713	—	—	6,713
Impairment charges	483	—	483	—
Other operating income	—	—	—	—
Operating Income (Loss)	$51,594	54,057	2,484	(4,947)

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Non-GAAP Reporting Requirement under our Senior Secured Notes Indenture

Under the Indenture, we are to provide our Noteholders a statement of our “Station Operating Income for the Television Segment,” as defined by the Indenture, for the twelve-month period ended December 31, 2019 and 2018, and a reconciliation of “Station Operating Income for the Television Segment” to the most directly comparable financial measure calculated in accordance with GAAP.  In addition, we are to provide our “Secured Leverage Ratio,” as defined by the Indenture, as of December 31, 2019.

Included below is the table that reconciles “Station Operating Income for the Television Segment” to the most directly comparable GAAP financial measure. Also included is our “Secured Leverage Ratio” as of December 31, 2019.

	Twelve Months Ended	Quarters Ended
	December 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(Unaudited and in thousands)	2019	2019	2019	2019	2019
Station Operating Income for the Television Segment, as defined by the Indenture	$3,898	2,301	782	533	282
Less expenses excluded from Station Operating Income for the Television Segment, as defined by the Indenture, but included in operating income (loss):
Depreciation and amortization	1,768	427	447	450	444
Loss on the disposal of assets, net	427	289	138	—	—
Impairment charges	—	—	—	—	—
Non-cash barter expense	657	169	162	182	144
GAAP Operating Income (Loss) for the Television Segment	$1,046	1,416	35	(99)	(306)

	Twelve Months Ended	Quarters Ended
	December 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2018	2018	2018	2018	2018
Station Operating Income for the Television Segment, as defined by the Indenture	$4,925	1,647	1,471	1,064	743
Less expenses excluded from Station Operating Income for the Television Segment, as defined by the Indenture, but included in operating income (loss):
Depreciation and amortization	1,907	434	432	504	537
Loss (gain) on the disposal of assets, net	(6)	3	29	(38)	—
Impairment charges	483	—	—	483	—
Non-cash barter expense (income)	57	79	6	(21)	(7)
GAAP Operating Income (Loss) for the Television Segment	$2,484	1,131	1,004	136	213

As of December 31, 2019
Secured Leverage Ratio, as defined by the Indenture	5.4

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Unaudited Segment Data

We have two reportable segments: radio and television.  The following summary table presents separate financial data for each of our operating segments:

	Quarter Ended December 31,		Year Ended December 31,
Amounts in thousands	2019	2018	2019	2018

Net revenue:
Radio	$40,821	$35,614	$140,385	$126,399
Television	5,297	4,031	16,280	15,970
Consolidated	$46,118	$39,645	$156,665	$142,369
Engineering and programming expenses:
Radio	$5,913	$5,085	$22,283	$21,101
Television	1,611	1,306	6,598	4,715
Consolidated	$7,524	$6,391	$28,881	$25,816
Selling, general and administrative expenses:
Radio	$13,730	$12,357	$58,351	$49,585
Television	1,554	1,157	6,441	6,387
Consolidated	$15,284	$13,514	$64,792	$55,972
Corporate expenses:	$3,211	$2,365	$11,721	$10,540
Depreciation and amortization:
Radio	$449	$403	$1,623	$1,659
Television	427	434	1,768	1,907
Corporate	55	58	211	235
Consolidated	$931	$895	$3,602	$3,801
Loss (gain) on the disposal of assets, net:
Radio	$(16)	$168	$(62)	$(3)
Television	289	3	427	(6)
Corporate	—	—	—	(12,541)
Consolidated	$273	$171	$365	$(12,550)
Recapitalization costs:
Radio	$—	$—	$—	$—
Television	—	—	—	—
Corporate	1,556	1,986	6,845	6,713
Consolidated	$1,556	$1,986	$6,845	$6,713
Executive severance expenses:
Radio	$—	$—	$—	$—
Television	—	—	—	—
Corporate	—	—	1,844	—
Consolidated	$—	$—	$1,844	$—
Impairment charges:
Radio	$—	$—	$—	$—
Television	—	—	—	483
Corporate	—	—	—	—
Consolidated	$—	$—	$—	$483
Other operating income:
Radio	$—	$—	$(16)	$—
Television	—	—	—	—
Corporate	—	—	—	—
Consolidated	$—	$—	$(16)	$—
Operating income (loss):
Radio	$20,745	$17,601	$58,206	$54,057
Television	1,416	1,131	1,046	2,484
Corporate	(4,822)	(4,409)	(20,621)	(4,947)
Consolidated	$17,339	$14,323	$38,631	$51,594